                                              EXHIBIT 99.3



                       Contact:  William E. Keslar
                                 Don H. Herring
                                 (412) 433-6870


FOR IMMEDIATE RELEASE

           USX ANNOUNCES FOURTH QUARTER AND FULL YEAR
                  DELHI GROUP FINANCIAL RESULTS

     PITTSBURGH, January 21, 1994 -- USX Corporation announced that in 1993 many of Delhi Group's (NYSE:DGP) key performance indicators, including systems throughput, NGL sales volumes, capital expenditures, and dedicated reserve additions were at their highest level since 1985. This translated into total year 1993 net income of $12.2 million, or $.86 per share, which included an estimated net charge of $2.2 million for the aftertax effect of remeasuring prior period tax liabilities associated with the increase in the federal income tax rate, certain asset sales, certain accrual reversals, and a tax refund. This compares with 1992 pro forma income before the cumulative effect of the change in accounting principle of $13.8 million or $.98 per share, which included a net favorable aftertax effect of $0.9 million related to the settlement of certain lawsuits and third party disputes. Sales totaled $534.8 million in 1993, up 17% from $457.8 million in 1992.
          For the fourth quarter 1993 net income was $2.1 million, or $.15 per share. Net income in the fourth quarter of 1992 was $3.1 million, or $.22 per share. Fourth quarter 1993 sales totaled $143.5 million, up 5% from the prior year.

        Fourth quarter operating income for the Delhi Group totaled $5.9 million, down 20% from the same quarter of 1992. The benefits of lower operating and other expenses were more than offset by lower average prices and volumes for natural gas liquids (NGLs) and a decline in natural gas transportation margins and throughput volumes. Due to the lower NGL prices in the fourth quarter of 1993, Delhi chose not to fully process some gas and this contributed to the decline in NGL sales volumes.
The fourth quarter 1993 gas sales margin was $27.7 million, essentially unchanged from last year's fourth quarter, as the benefit of increased gas sales throughput volumes was offset by volatile gas prices in the spot market which caused a decline in gas sales unit margins.
        For the year 1993, Delhi Group operating income totaled $35.6 million, up 9% from 1992. Operating income for 1993 included favorable effects of $1.8 million for the reversal of a prior-period accrual related to a natural gas contract settlement, $0.8 million related to gas imbalance settlements and a net $0.6 million refund of prior years' taxes other than income. Operating income in 1992 included favorable effects totaling $1.5 million relating to the settlement of various lawsuits and third-party disputes. Excluding the effects of these items, 1993 operating income improved by $1.3 million mainly due to increased gas sales margins and lower operating and other expenses. NGL margins declined in 1993 from the prior year as higher average natural gas prices, primarily in the first nine months, led to increased feedstock costs for gas processing. In addition, NGL prices trended downward with crude oil prices in the last half of 1993, further depressing NGL margins.

        USX Chairman Charles A. Corry stated, "Despite the lower fourth quarter earnings, Delhi continues to benefit from an aggressive expenditure program to connect dedicated reserves. This is reflected in Delhi's increased 1993 throughput volumes for both the quarter and the year. In 1993, Delhi increased its capital expenditures by 60% to $42.6 million and added 382 billion cubic feet of new dedicated natural gas reserves, a 40% increase in new additions over those added in 1992. Entering 1994, Delhi is well positioned to take advantage of favorable economic, environmental and regulatory conditions currently existing and developing in the natural gas industry."
        During the fourth quarter, Delhi completed a multi-pipeline interconnection and compression project in East Texas. This project will increase marketing flexibility and expand Delhi's access to interstate and intrastate pipelines. It will also facilitate Delhi's ability to aggregate gas for delivery to premium off-system markets now developing in the Midwest and Northeast as a result of FERC Order 636. Also in the fourth quarter, Delhi purchased a cryogenic gas processing plant near their existing systems in South Texas. This acquisition will enable Delhi to process surplus gas volumes now leaving the system unprocessed and to increase pipeline capacity in the area.
        Corry also noted, "Delhi remains committed to optimizing profitability from existing assets. In the first quarter of 1994, we expect to complete a project in western Oklahoma which includes installing compression, making new pipeline interconnections with third parties and redesigning and moving an idle processing plant. This project will expand system and processing capacity and improve Delhi's access to interstate markets."
        The cumulative effect of adopting Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" in 1992 was reported as a favorable $17.9 million change in accounting principle.
        Delhi is an established natural gas merchant engaged in the purchasing, processing, transporting and marketing of natural gas. It operates an extensive pipeline systems of over 8,000 miles and has 22 gas processing plants, primarily in Texas and Oklahoma.



                         * * * * * * * *

        Supplemental statistics and condensed financial statements for the Delhi Group and condensed consolidated financial statements for USX Corporation are attached.

                        DELHI GROUP OF USX CORPORATION
                  CONDENSED STATEMENT OF OPERATIONS (Unaudited)



                                                       Fourth Quarter       Year
                                                           Ended            Ended
                                                         December 31      December 31
(In Millions Except Per Share Data)                     1993     1992    1993    1992
- --------------------------------------------------------------------------------------
SALES................................................. $143.5   $136.9  $534.8  $457.8
Total operating costs................................. (137.6)  (129.5) (499.2) (425.2)
                                                       ------   ------  ------  ------
Operating income......................................    5.9      7.4    35.6    32.6
Other income..........................................     .3       .4     5.2     1.7
Net interest and other financial costs................   (2.8)    (2.6)  (10.5)   (4.6)
                                                       ------   ------  ------  ------
TOTAL INCOME BEFORE INCOME TAXES
        AND CUMULATIVE EFFECT OF CHANGE IN
        ACCOUNTING PRINCIPLE..........................    3.4      5.2    30.3    29.7
Less provision for estimated U.S. income
        taxes.........................................    1.3      2.1    18.1    11.1
                                                       ------   ------  ------  ------
TOTAL INCOME BEFORE CUMULATIVE
        EFFECT OF CHANGE IN ACCOUNTING
        PRINCIPLE.....................................    2.1      3.1    12.2    18.6
Cumulative effect of change in
        accounting principle..........................      -        -       -    17.9
                                                       ------   ------  ------  ------
NET INCOME............................................    2.1      3.1    12.2   $36.5
                                                       ======   ======  ======  ======
Dividends on preferred stock..........................      -        -     (.1)
Net income applicable to Retained Interest............    (.7)    (1.1)   (4.3)
                                                       ------   ------  ------
NET INCOME APPLICABLE TO DELHI
        STOCK......................................... $  1.4   $  2.0  $  7.8
                                                       ======   ======  ======

Per common share data:
        Weighted average shares, in thousands:
        - Primary and fully diluted...................  9,155    9,001   9,067

        Net income - primary and fully diluted........ $  .15   $  .22  $  .86

        Dividends paid................................    .05      .05     .20

Pro forma income data:
                                                                          Pro Forma
        Total income before cumulative effect of                          ----------
                change in accounting principle........                     $  13.8
        Total income before cumulative effect of
                change in accounting principle
                applicable to outstanding Delhi Stock.                          8.8
                --Per share...........................                          .98
        Average shares, in thousands..................                        9,000

The following notes are an integral part of these financial statements.

                         DELHI GROUP OF USX CORPORATION
                      CONDENSED BALANCE SHEET (Unaudited)

                          December 31                               December 31
(In Millions)             1993    1992                              1993    1992
- ---------------------------------------------------------------------------------
ASSETS                                     LIABILITIES AND
Cash and cash                               STOCKHOLDERS' EQUITY
  equivalents........... $ 3.8   $  .1      Current liabilities... $102.4  $109.7
Receivables - net.......  24.2    12.2      Long-term debt........  109.0    92.5
Inventories.............   9.6     8.4      Other liabilities.....  163.5   166.2
Other current assets....   4.6     4.8
                         -----   -----                             ------  ------
  Total current assets..  42.2    25.5        Total liabilities     374.9   368.4

Property, plant and                        Preferred stock........    2.5     2.5
  equipment - net....... 521.8   516.6     Common stockholders'
Other assets............  16.4    22.4       equity...............  203.0   193.6
                         -----   -----                             ------  ------
  Total................ $580.4  $564.5         Total.............. $580.4  $564.5
                         =====   =====                             ======  ======

Revised January 25, 1994 to reflect minor reclassifications.

The following notes are an integral part of these financial statements.

                         DELHI GROUP OF USX CORPORATION
                SELECTED NOTES TO CONDENSED FINANCIAL STATEMENTS


On October 2, 1992, USX publicly sold 9,000,000 shares of a new class of common stock, USX-Delhi Group Common Stock (Delhi Stock), which is intended to reflect the performance of the Delhi Group. Beginning October 2, 1992, the condensed financial statements of the Delhi Group include the results of operations and financial position for the businesses of Delhi Gas Pipeline Corporation and certain subsidiaries of USX, and a portion of the corporate assets, liabilities and related transactions that are not se parately identified with ongoing operating units of USX. Prior to October 2, 1992, the businesses of the Delhi Group were included in the Marathon Group. These condensed financial statements should be read in connection with the condensed consolidated financial statements of USX.

The USX Board of Directors initially designated 14,000,000 shares of Delhi Stock as the total number of shares of Delhi Stock which it deemed to represent 100% of the common stockholders' equity value of USX attributable to the Delhi Group. The Delhi Fraction is the percentage interest in the Delhi Group represented by the shares of Delhi Stock that are outstanding at any particular time and, based on 9,282,870 outstanding shares as of December 31, 1993, is approximately 66%. The Marathon Group financial statements reflect a Retained Interest of approximately 34% in the Delhi Group at December 31, 1993.

Other income in 1993 included a pretax gain of $2.9 million from disposal of assets. The disposal of assets included a pretax gain of $1.6 million from the first quarter 1993 sale of a 25% interest in a natural gas transmission partnership. The provision for estimated U.S. income taxes for the first quarter of 1993 included an unfavorable tax effect associated with the sale of the partnership interest, which resulted in a $1.3 million net loss on the transaction.

The provision for estimated U.S. income taxes for interim periods is based on tax rates and amounts which recognize management's best estimate of current and deferred tax assets and liabilities in accordance with USX's tax allocation policy. The 1993 U.S. income tax provision included a $4.1 million charge associated with an increase in the federal income tax rate from 34% to 35%, reflecting remeasurement of deferred income tax liabilities as of January 1, 1993.

In 1992, USX adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of this change in accounting principle increased first quarter 1992 net income of the Delhi Group by $17.9 million.

The pro forma income data is based on the assumption that the capital structure of the Delhi Group, determined as of June 30, 1992, was in effect as of January 1, 1992. The historical income before the cumulative effect of the change in accounting principle has been adjusted to reflect the weighted average effects of all USX financial activities assumed to be attributed to the Delhi Group and the change in income taxes due to recognition of these adjustments. Pro forma income before the cumulative effect of the change in accounting principle applicable to outstanding Delhi Stock represents pro forma income before the cumulative effect of the change in accounting principle less dividends on attributed preferred stock and income applicable to the Retained Interest. The pro forma income per share before the cumulative effect of the change in accounting principle applicable to outstanding Delhi Stock is based on the weighted average number of shares outstanding, which assumes the 9,000,000 shares initially sold were outstanding for the period.

                         DELHI GROUP OF USX CORPORATION
                SELECTED NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (continued)


Sales to one of Delhi's largest customers, SWEPCO, pursuant to one contract expiring in April 1995 are at prices substantially above spot prices and, as a result, this contract has accounted for more than 10% of Delhi's total gross margin in each year subsequent to 1990. This contract is currently the subject of litigation between SWEPCO and Delhi. SWEPCO's alleged damages, including interest, could approximate $76.8 million through December 31, 1993, and could increase by approximately $6.1million per quarter through April 1995. On November 1, 1993, SWEPCO advised Delhi that, effective with payments due on or after such date, SWEPCO would deposit to the custody of the Court cash amounts it alleges to be overcharges for gas sold and delivered to SWEPCO under the contract. The deposit of such amounts, which adversely affect cash flows, was $3.6 million in the fourth quarter of 1993 and could approximate $4.9 million per quarter thereafter. SWEPCO continues to pay Delhi for gas taken under the contract at prices which reflect its interpretation of the contract. Delhi continues to record the sales revenue associated with both the amounts currently being paid and the amounts being deposited with the Court. An adverse decision in this litigation could have a material adverse effect on Delhi. Delhi continues to believe that it will prevail in this matter, accordingly, no provision for loss has been established in this case. The trial is scheduled to commence on March 14, 1994, and mediation efforts between the parties are ongoing.

January 21, 1994



                         DELHI GROUP OF USX CORPORATION
                            SUPPLEMENTAL STATISTICS
                               ($'s in Millions)




                                Fourth Quarter             Year
                                    Ended                 Ended
                                  December 31           December 31
                                --------------        --------------
                                1993     1992          1993    1992

SALES                           $143.5   $136.9       $534.8  $457.8
- -----------------------------
GROSS MARGIN
- -----------------------------

      Gas Sales Margin          $ 27.7   $ 27.8       $104.5  $ 96.1
      Transportation Margin        2.9      4.2         14.2    14.8
                                ------   ------       ------  ------
        Systems Margin            30.6     32.0        118.7   110.9
      Gas Processing Margin         .9      4.6         17.3    26.1
                                ------   ------       ------  ------
        Total Gross Margin      $ 31.5   $ 36.6       $136.0  $137.0

OPERATING INCOME                $  5.9   $  7.4       $ 35.6  $ 32.6
- -----------------------------

CAPITAL EXPENDITURES            $ 21.6   $ 13.3       $ 42.6  $ 26.6
- -----------------------------

OPERATING STATISTICS
- -----------------------------

Natural Gas Throughput (A):
  Natural Gas Sales              598.2    511.0        556.7   546.4
  Transportation                 288.2    316.7        322.1   282.6
                                ------   ------       ------  ------
   Systems Throughput            886.4    827.7        878.8   829.0
  Partnerships - equity share     18.5     29.2         17.9    27.8
                                ------   ------       ------  ------
   Total Throughput              904.9    856.9        896.7   856.8
                                ======   ======       ======  ======

Natural Gas Liquids Sales (B)    672.2    815.0        772.5   714.2



(A) Millions of cubic feet per day
(B) Thousands of gallons per day

                    USX CORPORATION AND SUBSIDIARY COMPANIES
           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)



                                                       Fourth Quarter       Year
                                                           Ended            Ended
                                                         December 31      December 31
(In Millions Except Per Share Data)                     1993     1992*   1993    1992*
- ----------------------------------------------------------------------------------------
SALES................................................. $4,604   $4,575  $18,064  $17,813
Total operating costs................................. (4,576)  (4,960) (18,008) (17,743)
                                                       ------   ------  -------  -------
Operating income (loss)...............................     28     (385)      56       70
Other income (loss)...................................    102       (2)     257       (2)
Net interest and other financial costs................    (40)    (116)    (552)    (257)
                                                       ------   ------  -------  -------
TOTAL INCOME (LOSS) BEFORE INCOME TAXES
        AND CUMULATIVE EFFECT OF CHANGES IN
        ACCOUNTING PRINCIPLES.........................     90     (503)     239     (189)
Less provision (credit) for estimated
        income taxes..................................
        - United States...............................    (12)    (171)    (156)     (64)
        - Foreign.....................................     65       11       84       35
                                                       ------   ------  -------  -------

TOTAL INCOME (LOSS) BEFORE CUMULATIVE
        EFFECT OF CHANGE IN ACCOUNTING
        PRINCIPLES....................................     37     (343)    (167)    (170)
Cumulative effect of changes in
        accounting principles.........................      -        -      (92)  (1,666)
                                                       ------   ------  -------  -------
NET INCOME (LOSS).....................................     37     (343)    (259)  (1,826)
Dividends on preferred stock..........................     (7)      (2)     (27)      (9)
                                                       ------   ------  -------  -------
NET INCOME (LOSS) APPLICABLE TO COMMON
        STOCKS........................................ $   30   $ (345) $  (286) $(1,835)
                                                       ======   ======  =======  =======




CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

                          December 31                               December 31
(In Millions)             1993    1992                              1993    1992
- ---------------------------------------------------------------------------------
ASSETS                                     LIABILITIES AND
Cash and cash                               STOCKHOLDERS' EQUITY
  equivalents.......... $   268 $    57      Current liabilities.. $ 3,334 $ 3,470
Receivables - net.......    932     924      Long-term debt........  5,888   5,968
Inventories.............  1,626   1,930      Other liabilities.....  4,234   4,105
Other current assets....    354     189
                         ------  ------                             ------  ------
  Total current assets..  3,180   3,100        Total liabilities    13,456  13,543

Property, plant and                        Preferred stock........     112     105
  equipment - net....... 11,603  11,759       Common stockholders'
Other assets............  2,537   2,393       equity...............  3,752   3,604
                         ------  ------                             ------  ------
  Total................ $17,320 $17,252         Total............. $17,320 $17,252
                         ======  ======                             ======  ======

* Certain reclassifications of data have been made to conform to 1993 classifications.

The following notes are an integral part of these financial statements.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                         COMMON SHARE DATA (Unaudited)

                                                        Fourth Quarter       Year
                                                            Ended           Ended
                                                          December 31     December 31
(In Millions Except Per Share Data)                      1993    1992    1993    1992
- -------------------------------------------------------------------------------------
Common share data - Marathon Stock
        Total income (loss) before cumulative effect
        of changes in accounting principles
        applicable to Marathon Stock..................  $(90)  $(121)  $(12)   $  103
        --Per share - primary and fully diluted.......  (.31)   (.42)  (.04)      .37
        Cumulative effect of changes in accounting
        principles....................................     -       -    (23)     (331)
        --Per share - primary and fully diluted.......     -       -   (.08)    (1.17)
        Net income (loss) applicable to Marathon
        Stock.........................................   (90)   (121)   (35)     (228)
        --Per share - primary and fully diluted.......  (.31)   (.42)  (.12)     (.80)

        Dividends paid per share......................   .17     .17    .68      1.22

Common share data - Steel Stock
        Total income (loss) before cumulative effect
        of changes in accounting principles
        applicable to Steel Stock..................... $119    $(226) $(190)   $ (274)
        --Per share - primary......................... 1.67    (3.80) (2.96)    (4.92)
        - fully diluted............................... 1.53    (3.80) (2.96)    (4.92)
        Cumulative effect of changes in accounting
        principles....................................    -        -    (69)   (1,335)
        --Per share - primary.........................    -        -  (1.08)   (23.93)
        - fully diluted...............................    -        -  (1.08)   (23.93)
        Net income (loss) applicable to Steel
        Stock.........................................  119     (226)  (259)   (1,609)
                --Per share - primary................. 1.67    (3.80) (4.04)   (28.85)
        - fully diluted............................... 1.53    (3.80) (4.04)   (28.85)

        Dividends paid per share......................  .25      .25   1.00      1.00

Common share data - Delhi Stock
        Net income applicable to outstanding Delhi
        Stock......................................    $1.4     $2.0   $7.8
        --Per share - primary and fully diluted ...     .15      .22    .86

        Dividends paid per share...................     .05      .05    .20

The following notes are an integral part of these financial statements.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
         SELECTED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The financial information for the Marathon Group, the U. S. Steel Group and the Delhi Group, taken together, includes all accounts which comprise the corresponding consolidated financial information for USX.

USX adopted two new accounting standards in the fourth quarter of 1993 which resulted in restatement of the first nine months of 1993. Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," requires employers to recognize the obligation to provide postemployment benefits on an accrual basis if certain conditions are met. The cumulative effect of adopting this standard is reported as a change in accounting principle effective January 1, 1993, and decreased net income by $86 million, net of $50 million income tax effect. The increase to 1993 operating costs as a result of adopting this standard was $23 million.

The second accounting standard, Emerging Issues Task Force (EITF) Consensus No.93-14, "Accounting for Multiple-Year Retrospectively Rated Insurance Contracts," requires accrual of retrospective premium adjustments when the insured has an obligation to pay cash to the insurer that would not have been required absent experience under the contract. The cumulative effect of this change in accounting principle determined as of January 1, 1993, decreased net income by $6 million, net of $3 million income tax effect.

In 1992, USX adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"
(SFAS No.106), and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). The cumulative effect of these changes in accounting principles decreased first quarter 1992 net income by $1.306 billion, net of $764 million income tax effect, for SFAS No. 106 and $360 million for SFAS No.109.

Pretax income (loss) in 1993 included a $506 million charge ($127 million credit in the fourth quarter) related to an adverse decision in the Lower Lake Erie Iron Ore Antitrust Litigation against a former USX subsidiary, the Bessemer & Lake Erie Railroad. Charges of $342 million were included in operating costs ($96 million credit in the fourth quarter) and $164 million included in net interest and other financial costs ($31 million credit in the fourth quarter). The effect on 1993 net income (loss) was $325 million unfavorable ($5.04 per share of Steel Stock) for 1993.

Changes in the inventory market valuation reserve resulted in a $241 million charge against operating income in 1993 ($187 million charge in the fourth quarter) and a $62 million credit to operating income in 1992 ($98 million charge in the fourth quarter).

Operating income in the fourth quarter of 1993 included a restructuring charge of $42 million for the planned permanent closure of a Pennsylvania coal mine. In 1992, operating income included restructuring charges of $125 million ($10 million in the fourth quarter).

Pretax income (loss) in 1992 included the settlement of a production tax refund claim for the years 1982 through 1985. The refund resulted in credits to operating income of $119 million and interest income of $177 million in the second quarter of 1992.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
         SELECTED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)


Other income in 1993 included pretax gains of $253 million from disposal of assets ($102 million in the fourth quarter), primarily related to the sale of the Cumberland Coal Mine, an investment in an insurance company and the fourth quarter gain from the realization of proceeds from a subordinated note related to the 1988 sale of Transtar, Inc. The collection of the Transtar note also resulted in $37 million of interest income. Other income in 1992 included a $19 million charge for impairment of a 25% interest in a natural gas transmission partnership.

The provision for estimated U.S. and foreign income taxes for interim periods is based on tax rates and amounts which recognize management's best estimate of current and deferred tax assets and liabilities. The 1993 U.S. income tax provision included a credit of $64 million related to recognition of additional future U.S. income tax benefits for deferred foreign income taxes. This favorable adjustment results from USX's ability to elect to credit, rather than deduct, foreign income taxes for U.S. federal income tax purposes in future periods. The U.S. income tax provision for 1993 also included a $24 million charge associated with an increase in the federal income tax rate from 34% to 35%, reflecting remeasurement of deferred income tax liabilities as of January 1, 1993. Adjustments to the fourth quarter 1993 tax provision relate primarily to prior years' Internal Revenue Service examinations and the establishment of valuation allowances for certain tax credits which USX is not expected to be able to fully utilize.

In 1993, USX sold 10,000,000 shares of Steel Stock to the public for net proceeds of $350 million.

In 1993, USX also sold 6,900,000 shares of 6.50% Cumulative Convertible Preferred Stock (stated value of $1.00 per share; initial liquidation preference of $50 per share) to the public for net proceeds of $336 million. The Convertible Preferred Stock is convertible at any time into shares of Steel Stock at a conversion price of $46.125 per share of Steel Stock.

On October 2, 1992, USX sold the initial 9,000,000 shares of Delhi Stock to the public. Net income and dividends per share applicable to outstanding Delhi Stock are presented for the periods subsequent to October 2, 1992.

The numbers of shares used in the computation of earnings per share were as follows:

                                                     (In Thousands)
                                        --------------------------------------
                                        Fourth Quarter Ended     Year Ended
                                            December 31          December 31
                                        --------------------  ----------------
                                          1993       1992      1993      1992
                                          ----       ----      ----      ----
Marathon Stock - primary..........       286,582   286,276    286,594   283,494
               - fully diluted....       286,582   286,276    286,594   283,495

Steel Stock - primary.............        70,311    59,551     64,370    55,764
            - fully diluted...            81,233    59,551     64,370    55,764

Delhi Stock - primary and fully
            - diluted...........           9,155     9,001      9,067


January 21, 1994